Exhibit 23

Consent of Independent Certified Public Accountants

We have issued our report dated January 23, 2004 (except with respect to the matters discussed in Note 17, as to which the date is April 27, 2004), accompanying the 2003 and 2002 consolidated financial statements included in the Annual Report of Syntroleum Corporation on Form 10-K/A for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of Syntroleum Corporation on Forms S-3 (File No. 333-111716, and File No. 333-62290) and on Forms S-8 (File No. 333-104360, File No. 333-33345, File No. 333-53714, File No. 333-62862, and File No. 333-64321).

GRANT THORNTON LLP

Tulsa, Oklahoma
May 12, 2004